                                                                     EXHIBIT 5.1

                               September 16, 1996


Simulation Sciences Inc.
601 Valencia Avenue, Suite 100
Brea, CA 92823

         RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on August 29, 1996 (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,140,000 shares of Common Stock, (including 540,000 shares subject to an over allotment option granted to the underwriters) (the "Stock") of Simulation Sciences Inc. We understand that the Stock is to be sold to the underwriters for resale to the public as described in the Registration Statement.

         As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of up to 4,140,000 shares of the Stock.

          It is our opinion that the 4,140,000 shares of Stock that may be issued and sold by you and certain Selling Stockholders, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation